UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 27, 2011
GENOMIC HEALTH, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51541	77-0552594
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 Penobscot Drive
Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)
(650) 556-9300
(Registrant’s telephone number,
including area code)
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02	Departure of Directors Or Certain Officers; Election Of Directors; Appointment Of Certain Officers; Compensatory Arrangements Of Certain Officers.
(e)
2011 Corporate Bonus Plan
     On January 27, 2011, the independent members of the Board of Directors (the “Board”) of Genomic Health, Inc. (the “Company”) approved, on the recommendation of the Compensation Committee of the Board, corporate objectives for the first half of 2011 relating to a cash bonus plan for the Company’s employees for the 2011 fiscal year. The Company’s 2011 Corporate Bonus Plan is a discretionary cash incentive award plan designed to align incentive awards for each participant’s individual performance with the Company’s corporate objectives. Eligibility to participate in the plan and actual award amounts are not guaranteed and are determined, in the case of the Company’s executive officers, at the discretion of the independent members of the Board upon the recommendation of the Compensation Committee of the Board. Each of the Company’s executive officers has a funding target under the plan of 25% of his or her annual base salary for the 2011 fiscal year, with the potential for actual awards under the plan to either exceed or be less than the funding target depending upon corporate and individual performance.
     Corporate performance objectives are established and measured for each half of 2011, with the results averaged to determine the funding pool for members of the Company’s management committee, including its executive officers. Corporate objectives for the first half of 2011 include financial and business performance objectives, representing 50% of the overall first half objectives, pipeline progress objectives, representing 30% of the overall first half objectives, research and genomic technology-related objectives, representing 10% of the overall first half objectives, infrastructure development objectives, representing 5% of the overall first half objectives, and personnel development objectives, representing 5% of the overall first half objectives.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Dated: February 2, 2011

GENOMIC HEALTH, INC.
By:	/s/ Dean L. Schorno
Dean L. Schorno
Chief Financial Officer